UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/17/2005

RELIABILITY INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7092

TX	75-0868913
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 218370, Houston, TX 77218-8370
(Address of principal executive offices, including zip code)

281-492-0550
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 14, 2005, Reliability Incorporated ("the Company") entered into a real estate purchase agreement with FFC Equity Holdings, L.P. ("FFC") under which FFC will acquire the Company's Houston headquarters building. There are no material relationships between the Company and FFC.

Terms of the agreement call for a "feasibility period" (as defined in the agreement) of 90 days during which FFC may inspect and perform due diligence procedures with respect to the property. The purchaser may elect to terminate the agreement at any time during this 90-day feasibility period. After this period, the purchaser would forfeit $100,000 of earnest money to the Company, should it elect not to proceed with the transaction. The agreement also subjects both parties to various conditions that must be met prior to closing that are usual and customary in such real estate transactions.

Net proceeds are expected to be in excess of $5 million and will be used to pay off the Company's term debt and line of credit and to fund operations. The closing is expected to occur in late February 2006.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press Release Announcing Agreement to Sell Headquarters Building

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIABILITY INCORPORATED

Date: November 17, 2005	By:	/s/ Carl V. Schmidt
Carl V. Schmidt
Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
EX-99.1	Announce Agreement to Sell Headquarters Building